Exhibit 4.50

EXCLUSIVE TECHNICAL AND

CONSULTING SERVICES AGREEMENT

This Exclusive Technical and Consulting Services Agreement (this “Agreement”) is entered in Shanghai, People’s Republic of China (the “PRC”, excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for purposes of this agreement) and dated December 22, 2014 by and between the following two parties:

(1)                                 PARTY A: 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.

Legal Address: Sections A and C, 5/F, SinoSteel Plaza, No. 8, Haidian Street, Haidian District, Beijing, China

Legal Representative: Victor Wing Cheung Koo

(2)                                 PARTY B:  HEYI PICTURES INC.

Legal Address: Room 1250, Building Wu, No.555 Dongchuan Road, Minhang District, Shanghai.

Legal Representative: ZHU Huilong

(Individually a “Party”, and collectively the “Parties”)

WHEREAS:

A.                                    Party A, a wholly foreign-owned enterprise registered in the PRC under the laws of the PRC, owns resources to provide the technical and consulting services;

B.                                    Party B, a domestic company registered in the PRC, is approved by the relevant government authorities to engage in the business of production and distribution of film and television programs.

C.                                    Party A agrees to provide Party B with technical support, consulting services and other commercial services on exclusive basis during the Term of this Agreement, and Party B hereby agrees to accept such technical and consulting services.

THEREFORE, the Parties through friendly negotiation and based on the principle of equality and mutual benefit, enter into the Agreement as follows:

1.                                      Technical and Consulting Services; Ownership and Exclusive Interests

1.1                               During the Term of this Agreement, Party A agrees to provide the relevant technical and consulting services to Party B (as specified in Appendix 1, the “Services”) either through itself or its designated affiliates in accordance with this Agreement.

1.2                               Party B hereby agrees to accept the Services. Party B further agrees that, during the Term of this Agreement, it shall not utilize any third party to provide such Services without the prior written consent of Party A.

1.3                               Party A and its designated affiliates shall be the sole and exclusive owner of all rights, title, interests and intellectual property rights arising from the performance of this Agreement, including, (but not limited to, any copyrights, patent, know-how, commercial secrets and otherwise), whether developed by Party A and its designated affiliates or Party B.

1.4                               Party B covenants that Party A has the priority on cooperation with Party B in the same condition in case Party B is going to cooperate with other enterprises in respect of any business.

2.                                      Calculation and Payment of the Fee for Technical and Consulting Services (The “Fee”)

The Parties agree that the Fee under this Agreement shall be determined according to the Appendix 2.

3.                                      Representations and Warranties

3.1                               Party A hereby represents and warrants as follows:

3.1.1                     Party A is a company duly registered and validly existing under the laws of the PRC;

3.1.2                     Party A has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts, and

3.1.3                     This Agreement will constitute a legal, valid and binding agreement of Party A enforceable against it in accordance with its terms upon its execution.

3.2                               Party B hereby represents and warrants as follows:

3.2.1                     Party B is a company duly registered and validly existing under the laws of the PRC and is licensed by the relevant government authorities to engage in the business of the business of production and distribution of film and television programs.

3.2.2                     Party B has full right, power, authority and capacity and all consents and approvals of any other third party and government necessary to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts.

3.2.3                     This Agreement will constitute a legal, valid and binding agreement of Party B enforceable against it in accordance with its terms upon its execution.

4.                                      Confidentiality

4.1                               Party B agrees to use all reasonable means to protect and maintain the confidentiality of Party A’s confidential data and information acknowledged or received by Party B by accepting the Services from Party A (collectively the “Confidential Information”). Party B shall not disclose or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination or expiration of this Agreement, Party B shall, at Party A’s option, return all and any documents, information or software containing any of such Confidential Information to Party A or destroy it, delete all of such Confidential Information from any memory devices, and cease to use them. Party B shall take necessary measures to keep the Confidential Information to the employees, agents or professional consultants of Party B who are necessary to get to know such Information and procure them to observe the confidential obligations hereunder.

4.2                               The limitation stipulated in Section 4.1 shall not apply to:

4.2.1                     the materials available to the public at the time of disclosure;

4.2.2                     the materials that become available to the public after the disclosure without fault of Party B;

4.2.3                     the materials already known to Party B before the disclosure;

4.2.4                     the information that each Party is required by law to disclose to relevant government authorities, stock exchange institute,  or that is necessary to disclose the above confidential information directly to the legal counselor and financial consultant in order to keep its usual business.

4.3                               Both Parties agree that this article shall survive the modification, elimination or termination of this Agreement.

5.                                      Indemnity

In the event that a Party fails to comply with any of its obligations hereunder and such failure results in direct losses to the other Party, the defaulting Party shall make full and effective compensation to the other Party promptly upon receipt of a written notice from the non-defaulting Party.  The compensation that the defaulting Party shall pay to the non-defaulting Party for its defaulting action shall be equivalent to the actual losses caused by its default, which shall not include special, consequential or punitive damages or compensation for lost profit. If the failure renders impossible the continued performance of this Agreement, the other Party shall have the right to terminate this Agreement.

6.                                      Effective Date and Term

6.1                               This Agreement shall take effect retrospectively from October 1, 2014 (“Effective Date”). The Term of this Agreement is ten (10) years, unless earlier terminated as set forth in this Agreement or in accordance with the terms set forth in the agreement entered into by both Parties separately (such term, and any extensions thereof, each a “Term”).

6.2                               This Agreement shall be automatically extended for successive ten (10) years upon the expiration of any Term unless Party A provides written notice to terminate this Agreement three (3) months prior to the expiration of such Term.

7.                                      Termination

7.1                               This Agreement shall expire after the Term of this Agreement unless it is extended upon the sole discretion of Party A.

7.2                               During the Term of this Agreement, Party B is not permitted to terminate this Agreement early, except as provided in Section 5 above. Notwithstanding the foregoing, Party A may terminate this Agreement at any time with a written notice to Party B thirty (30) days before such termination. If Party A terminates the Agreement early for reasons attributable to Party B, Party B shall be obligated to compensate all the losses caused thereby to Party A and shall pay the relevant fees for the services provided.

7.3                               Sections 4, 5 and 8 shall survive after the termination or expiration of this Agreement.

8.                                      Settlement of Disputes

8.1                               The Parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation, each Party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the then current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese and shall take place in Shanghai The arbitration award shall be final and binding upon both Parties. This article shall not be influenced by the termination or elimination of this Agreement.

8.2                               Each Party shall continue to perform its obligations in good faith according to the provisions of this Agreement except for the matters in dispute.

9.                                      Force Majeure

9.1                               Force Majeure, which includes but is not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning, war, means any event that is beyond the Party’s reasonable control and cannot be prevented with reasonable care. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The affected Party who is claiming to be not liable to its failure of fulfilling this Agreement by Force Majeure shall inform the other Party, without delay, of the approaches of the performance of this Agreement by the affected Party.

9.2                               In the event that the affected Party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected Party will not be responsible for any damage by reason of such a failure or delay of performance. The affected Party shall take appropriate means to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure. After the event of Force Majeure is removed, both Parties agree to resume performance of this Agreement with their best efforts.

10.                               Notices

Notices or other communications required to be given by any Party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of the relevant Party or Parties set forth below.

PARTY A	:	1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.
Address	:	Sections A and C, 5/F, SinoSteel Plaza, No. 8, Haidian Street, Haidian District, Beijing, China
Fax	:	010-5970-8818
Tele	:	010-5885-1881
Addressee	:	Victor Wing Cheung Koo

PARTY B	:	HEYI PICTURES INC.
Address	:	Room 1250, Building Wu, No.555 Dongchuan Road, Minhang District, Shanghai.
Fax	:	010-5970-8818
Tele	:	010-5885-1881
Addressee	:	Zhu Huilong

11.                               Assignment

Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A. Party A may transfer its rights or obligations under this Agreement to any third party without the consent of Party B, but shall inform Party B of the above assignment.

12.                               Severability

Any provision of this Agreement that is invalid or unenforceable because of any inconsistency with relevant law shall be ineffective or unenforceable within such jurisdiction where the relevant law governs, without affecting in any way the remaining provisions hereof.

13.                               Amendment and Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Parties. The amendment and supplement duly executed by both Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

14.                               Governing Law

The execution, validity, performance and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the PRC.

15.                              Entire Agreement

This Agreement constitutes the entire agreement and understanding by both Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by both Parties.

16.                               Language and Counterparts

This Agreement shall be executed in two (2) originals in English. Each Party shall retain 1 original.

[The space below is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

PARTY A: 1VERGE INTERNET TECHNOLOGY (BEIJING) CO., LTD.

(Company Seal)

By:	/s/ Victor Wing Cheung Koo
Authorized Representative: Victor Wing Cheung Koo

PARTY B: HEYI PICTURES INC.
(Company Seal)

By:	/s/ Zhu Huilong
Authorized Representative: ZHU Huilong

APPENDIX 1: THE LIST OF TECHNICAL AND CONSULTING SERVICES

Party A or its designated affiliates shall provide technical and consulting services as follows (to the extent permitted under applicable PRC laws and regulations):

1.                  providing integrated security services, information technology services and assuring the reliable operation of the movie library database, related information systems, network and infrastructure;

2.                  conception, creation, design, update and maintenance of the movie library database and network;

3.                  providing access to data and information from the movie library database and network, related information systems, network and infrastructure;

4.                  maintenance of office internal computers;

5.                  development and test of new products;

6.                  marketing plan of new products;

7.                  maintenance of the client’s service platform;

8.                  training of management personnel and employees;

9.                  technical support services for finance, accounting, human resources and administration, including performing financial analysis, developing budgetary and forecasting techniques, and evaluating service providers and partners for purposes of achieving operational efficiency;

10.           consulting services for operations, business development, sales and planning, market research, data collection and analysis;

11.           collection of information on Party B’s competitors and providing Party B of all with information on relevant events related to competitors;

12.           providing Party B with relevant updates regarding developments related to competitors’ businesses; and

13.           public relations services.

APPENDIX 2: CALCULATION AND PAYMENT OF THE FEE FOR TECHNICAL AND CONSULTING SERVICES

During the Term of this Agreement, the service fee payable by Party B to Party A or its designated affiliates for services rendered according to Appendix 1 shall be a fee in RMB determined by the following formula:

Service Fee Payable = Party B’s Revenue — Turnover Taxes — Party B’s Total Costs — Profit to be Retained by Party B;

Where:

•                                          Party B’s Revenue is revenue received by Party B from third parties in the course of its ordinary business;

•                                          Turnover Taxes include, but are not limited to, business tax, value-added tax, urban maintenance and construction tax and education surcharges;

•                                          Party B’s Total Costs include all costs and expenses, such as costs of goods sold and operating costs incurred by Party B for carrying out the business; and

•                                          Profit to be Retained by Party B shall be determined by a reputable certified public accountant designated by Party A.

During the Term of this Agreement, Party A shall have the right to adjust the above Fees at its sole discretion without the consent of Party B.